Exhibit 99.1
Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Declares Quarterly Distribution and Issues Guidance
HOUSTON, January 19, 2011 — Natural Resource Partners L.P. (NYSE:NRP) announced today that the Board of Directors of its general partner has declared a fourth quarter 2010 distribution of $0.54 per unit for NRP. The distribution will be paid on February 14, 2011 to unitholders of record on February 4, 2011.
Recent Developments
In the past month, there have been several events that have impacted the global coal markets. The coal industry has experienced severe flooding in Queensland, Australia; several derailments in South Africa affecting coal exports; and severe winter weather across much of the United States and the Northern Hemisphere. As a result of these factors, coal prices have escalated and worldwide supply dynamics have been disrupted, particularly with respect to metallurgical coal. Because approximately a third of the coal production from NRP’s properties and 35%-40% of NRP’s coal royalty revenues are generated from metallurgical coal, NRP’s revenue is greatly affected by the pricing of metallurgical coal. At this time, it is difficult to assess how much of an impact the issues discussed above will have on NRP’s 2011 results.
2011 Guidance
In 2011, NRP does not anticipate a significant increase in production from its properties, primarily due to the fact that the longwall at the new Deer Run mine is now expected to start in the first quarter of 2012 rather than the second half of 2011.
NRP expects coal royalty revenues in the range of $235 million to $270 million in 2011, with the midpoint of the range representing an approximate 20% increase above the upper limit of the previously announced guidance for 2010. NRP anticipates total revenues in a range of $300 million to $350 million in 2011, with the midpoint of that range representing an approximate 10% increase in total revenues over the upper limit for 2010. Total revenues in 2011 reflect the increased prices and an additional increase in throughput on the infrastructure assets, offset somewhat by the anticipated $12.4 million reduction in the minimums recognized as revenue, which impacts earnings but not cash flow.

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NRP anticipates distributable cash flow in a range of $215 million to $255 million, with the midpoint of the range representing an approximate 12% increase over the upper limit of the 2010 guidance and earnings per unit in a range of $1.35 per unit to $1.70 per unit. Earnings per unit for 2011 are impacted by the issuance of units in 2010 in connection with the elimination of the incentive distribution rights.
Following is a table containing the 2011 guidance.

	Full Year 2011
	(Range)
	(in millions except per unit)

Coal royalty revenues	$235.0	—	$270.0
Coal production tonnage (mm tons)	42.0	—	52.0

Total revenues	$300.0	—	$350.0

Distributable cash flow	$215.0	—	$255.0

Earnings per unit	$1.35	—	$1.70
Company Profile
Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Withholding Information for Foreign Investors
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of NRP’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, NRP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable rate.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2011 guidance, current coal market conditions, future production from acquisitions, the future distributions and support of those distributions by the general partner and the holders of the incentive distribution rights. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production

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cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
11-02
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